September 12, 2005


Fax (505) 875-0404
Room 4561

Clarence Peckham
Chief Executive Officer
SBS Technologies, Inc.
2400 Louisiana Blvd. NE
AFC Bldg 5
Suite 600
Albuquerque, NM 87110

Re:	SBS Technologies Inc.
	Form 10-K for Fiscal Year Ended June 30, 2004
	Filed September 13, 2004

Dear Mr. Peckham:

We have completed our review of your Form 10-K and related filings and have no further comments at this time.

Very truly yours,



      Kathleen Collins
							Accounting Branch Chief
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Dynatem, Inc.
May 25, 2005
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